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                                                                     Exhibit 5.1


                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                               December 11, 1996


Solectron Corporation
777 Gibraltar Drive
Milpitas, California  95035

         RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 11, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 420,857 shares of your Common Stock under the Force Computers Inc. 1984 Incentive Stock Option Plan, the Force Computers Inc. 1994 Stock Option Plan and the Force Computers Inc.
Stock Option Agreements.   Such shares of Common Stock are referred to herein as
the "Shares", and such plans and compensation agreements are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,

                                      WILSON, SONSINI, GOODRICH & ROSATI
                                      Professional Corporation


                                      /s/ WILSON SONSINI GOODRICH & ROSATI